Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

DUKE REALTY REPORTS

FOURTH QUARTER AND FULL YEAR 2012 RESULTS

2012 Core FFO per share of $1.02

2012 AFFO per share Increased 5.1 percent over 2011 Pursuant to

Successful Execution of Strategic Plan

2013 Core FFO Guidance Issued,

Supporting 5 percent FFO per Share Growth

(INDIANAPOLIS, January 30, 2013) – Duke Realty Corporation (NYSE: DRE), a leading industrial, office and medical office property REIT, today reported results for the fourth quarter and full year 2012.

“We finished 2012 with an exceptional fourth quarter and continued to make substantial progress towards our asset, operating and capital strategic objectives,” said Dennis D. Oklak, chairman and chief executive officer. “For the fourth quarter, we closed $448 million in acquisitions, started $147 million in new development, primarily in the industrial sector, paid off $61 million of debt and executed $26 million of dispositions. Operationally, we achieved Core FFO of $0.27 per share and grew our in-service portfolio occupancy to 93.0 percent, a 230 basis points improvement over the prior year end. For the full year, we executed over 29 million square feet of leases, a near-record year in leasing volume achieved by our company. Consistent with our asset strategy, we closed over $800 million of acquisitions and $153 million of dispositions. We also accelerated activity in our best in class development platform with $520 million in new starts.”

Duke Realty Reports Fourth Quarter and Year End 2012 Results

January 30, 2013

“In early January, we took advantage of stable market conditions and executed a common equity offering to significantly advance our capital strategy. We raised $572 million in net proceeds, which was used to pay off our $285 million year-end line of credit balance and leaves us with additional capital to redeem our 8.375% Series O Preferred Shares in February 2013. The transaction was executed at an efficient all–in cost and reduces our leverage in alignment with our plans.”

“Finally, we are introducing 2013 Core FFO guidance in the range of $1.03 to $1.11 per share, reflective of anticipated earnings growth from our asset re-positioning, continued positive operating fundamentals and an expected strong year in development starts.”

Operating Highlights

Core funds from operations per diluted share (“Core FFO”) was $0.27 for the quarter and $1.02 for the year. Funds from Operations per diluted share (“FFO”) as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) was $0.25 for the quarter and $0.98 for the year. FFO, as defined by NAREIT, for the quarter included $1.6 million of acquisition-related costs and $2.7 million of overhead restructuring charges, neither of which are included in Core FFO. FFO, as defined by NAREIT, for the year included a $5.7 million adjustment related to the redemption of our Series M Preferred Shares, $4.2 million of net acquisition costs and $2.7 million of overhead restructuring charges, none of which are included in Core FFO.

•	Strong operating momentum:

•	In-service portfolio occupancy increased to 93.0 percent;

•	Tenant retention rate was 84.6 percent for the quarter and 83.1 percent for the year;

•	Over 29.2 million square feet of leases were completed for the year;

•	Same property net operating income growth was positive 1.6 percent for the quarter and 2.5 percent for the year.

•	Significant asset strategy execution:

•	Closed $448 million of bulk industrial and medical office building acquisitions for the quarter, including the assumption of $78 million of debt; and $800 million for the year;

•	Generated $26 million of proceeds from dispositions during the quarter, and over $153 million for the year;

•

Continued progress on our investment concentration objectives with our gross investment dollars portfolio mix at 51 percent industrial, 29 percent office, 16 percent medical office and 4 percent retail versus our strategic goal of 60 percent industrial, 25 percent office and 15 percent medical office;

•	On a net operating income basis, our portfolio mix comprised 54 percent industrial, 30 percent office, 13 percent medical office and 3 percent retail.

Duke Realty Reports Fourth Quarter and Year End 2012 Results

January 30, 2013

•	Successful capital strategy achievement:

•	Refinanced $600 million in unsecured debt at weighted average yield of 4.20 percent and redeemed the 6.95 percent Series M Preferred Shares totaling $168 million during the year;

•	Generated $315 million of net proceeds from an at-the-market (ATM) equity program during the year;

•	Post year end, issued 41.4 million shares of common equity raising net proceeds of $572 million to reduce leverage and improve coverage ratios.

•	2013 Core FFO guidance introduced at $1.03 to $1.11 per share.

Financial Performance

•

Core FFO per share for the fourth quarter of $0.27 compared with $0.30 for the fourth quarter of 2011. The change is primarily attributable to short term dilution from our repositioning activities and lower income from service operations as the result of reduced third party construction fees in the fourth quarter of 2012 compared to 2011. Core FFO per share for the year ended 2012 was $1.02, compared with $1.15 for the year ended 2011. The change is also primarily attributable to short term dilution from our repositioning activities, a decrease in property and service operations income and increase in share count to fund development for the year ended 2012 over 2011. A reconciliation of FFO, as defined by NAREIT, to Core FFO is included in the financial tables included in this release.

•

FFO as defined by NAREIT, of $0.25 compared with $0.24 for the fourth quarter of 2011 and $0.98 for the year, compared with $1.07 for the year ended 2011. Partially offsetting the impacts outlined in Core FFO above, FFO as defined by NAREIT was also reduced by impairment charges recognized during the fourth quarter of 2011. A reconciliation of FFO, as defined by NAREIT, to Core FFO is included in the financial tables included in this release.

•

Adjusted FFO (“AFFO”) for the fourth quarter of $0.21 compared with $0.20 for the fourth quarter of 2011. This increase in AFFO is attributable to our shift in asset mix from suburban office properties to bulk distribution which resulted in significant reductions in second generation capital

Duke Realty Reports Fourth Quarter and Year End 2012 Results

January 30, 2013

expenditures that more than offset the temporary earnings dilution from our asset repositioning. AFFO per share for the year ended 2012 was $0.82, compared with $0.78 for the year ended 2011. Similarly, our shift in asset mix from suburban office properties to bulk distribution resulted in significant reduction in second generation capital expenditures contributing to this AFFO increase. A reconciliation of FFO, as defined by NAREIT, to AFFO is included in the financial tables included in this release.

•

Net income per diluted share (EPS) for fourth quarter 2012 was ($0.12), as compared to $0.17 for the same quarter in 2011. EPS for the year was ($0.48) compared to a gain of $0.11 in 2011. Both fourth quarter and full year 2011 EPS were positively impacted by gains on sales of assets.

Operating Performance

Operational highlights include:

•	In-service portfolio occupancy was 93.0 percent at year end, up from 92.5 percent at September 30, 2012, and increased 230 basis points from year end 2011 occupancy of 90.7 percent.

•

In-service occupancy in the bulk distribution portfolio at year end was 94.6 percent, up from 94.0 percent at September 30, 2012, and increased 270 basis points from year end 2011 occupancy of 91.9 percent.

•

In-service occupancy in the medical office portfolio at year end was 91.3 percent, down from 91.9 percent at September 30, 2012, and increased 120 basis points from year-end 2011 occupancy of 90.1 percent.

•

In-service occupancy in the suburban office portfolio at year end was 86.3 percent, up from 86.1 percent at September 30, 2012, and increased 90 basis points from year-end 2011 occupancy of 85.4 percent.

•	Tenant retention rates for the fourth quarter and year ended 2012 were 84.6 percent and 83.0 percent, respectively.

•

Same-property net operating income for the three months ended December 31, 2012 increased 1.6 percent over the same period of 2011. For the twelve months ended December 31, 2012, same property net operating income increased by 2.5 percent over the same period of 2011.

Duke Realty Reports Fourth Quarter and Year End 2012 Results

January 30, 2013

Real Estate Investment Activity

Acquisitions

The company has a comprehensive asset strategy, which provides for increasing investment in industrial and medical office assets while reducing suburban office exposure. In alignment with this strategy, the company acquired over $448 million of industrial and medical office assets totaling over 2.9 million square feet in the fourth quarter of 2012, bringing the total acquisitions to $800 million for the year.

The fourth quarter included the following strategic acquisitions:

•

A portfolio of fourteen medical office buildings geographically diversified that were 89.2 percent leased and totaled 1.2 million square feet. The acquisition included the assumption of $58 million of secured debt;

•	A bulk industrial facility totaling 726,000 square feet in Modesto, CA, that was 100 percent leased;

•	A bulk industrial facility totaling 552,000 square feet in Manteca, CA, that was 100 percent leased;

•	A bulk industrial facility totaling 288,000 square feet in Chicago, IL, that was 66 percent leased;

•	A bulk industrial facility totaling 135,000 square feet in Houston, TX, that was 100 percent leased;

•	A 60,000 square foot medical office facility in Cincinnati, OH, that was 100 percent leased.

Development

Wholly Owned Properties

•

During the fourth quarter, the company started development of one bulk industrial facility, totaling 1.02 million square feet in greater Seattle, WA, that is 100 percent pre-leased, and three medical office buildings totaling 126,000 square feet, that were also 100 percent pre-leased.

•

The company’s wholly owned development projects under construction at December 31, 2012 consisted of six industrial projects totaling 2.5 million square feet, nine medical office projects totaling 610,000 square feet and two suburban office buildings totaling 502,000 square feet. These projects were 83.8 percent pre-leased in the aggregate and have total expected costs upon completion of $469 million.

•	During the quarter, one industrial building totaling 1.02 million square feet, which was 100 percent leased, was placed into service.

Duke Realty Reports Fourth Quarter and Year End 2012 Results

January 30, 2013

Joint Venture Properties

•

The company had two joint venture development projects under construction at December 31, 2012, a 274,000 square foot medical office project which was 100 percent pre-leased, and a 600,000 square foot speculative bulk industrial facility.

•	During the quarter, one industrial building totaling 376,000 square feet was placed into service.

Dispositions

Proceeds from fourth quarter building dispositions totaled $24.3 million. Total dispositions for the year 2012, including land sales, were $152.8 million.

For the quarter, $4.6 million of proceeds was from a non-core suburban office building (100 percent occupied) and $19.7 million of proceeds was from a portfolio of non-core industrial assets (82 percent occupied). The office and industrial dispositions comprised approximately 26,000 and 446,500 square feet, respectively, with a weighted average age of over 25 years.

January 2013 Common Equity Offering

In January 2013, the company executed a common equity offering issuing 41.4 million shares raising net proceeds of $572 million. The net proceeds from this offering were used to repay outstanding indebtedness under our revolving credit facility, which had an outstanding balance of $285 million as of December 31, 2012, with the remaining proceeds to be used to redeem all of the outstanding shares of our 8.375 percent Series O Cumulative Redeemable Preferred Shares, which are redeemable as of February 22, 2013, and for general corporate purposes.

2013 Earnings Guidance

“We ended 2012 with another great year of success towards achieving our asset, operating and capital strategy objectives,” Mr. Oklak stated. “Our outlook for

Duke Realty Reports Fourth Quarter and Year End 2012 Results

January 30, 2013

2013 reflects positive performance driven by our success in completing our asset re-positioning strategy. We anticipate acquisitions to be relatively balanced with dispositions and a continued healthy development pipeline which we expect to drive attractive total shareholder returns for our investors. Our guidance also reflects the common equity offering completed in January 2013 as part of our capital strategy to continue to de-lever our balance sheet.”

The company announced full-year 2013 Core FFO guidance of $1.03 to $1.11 per share. The assumptions underlying the guidance are as follows:

1.	Continued strong occupancy performance;

2.	Same property net operating income growth;

3.	Significant new development starts;

4.	Progression of asset strategy execution through both dispositions and acquisitions;

5.	Service operations income approximating 2012 level.

More specific assumptions and components of 2013 Core FFO will be available by 6:00 p.m. Eastern Time today through the Investor Relations–Financials section of the company’s web-site.

Dividends Declared

The company’s board of directors declared a quarterly cash dividend on the company’s common stock of $0.17 per share, or $0.68 per share on an annualized basis. The fourth quarter dividend will be payable February 28, 2013, to shareholders of record as of February 13, 2013.

The board also declared the following dividends on the company’s outstanding preferred stock:

Class	NYSE Symbol	Quarterly Amount/Share	Record Date	Payment Date

Series J	DREPRJ	$0.414063	February 13, 2013	February 28, 2013

Series K	DREPRK	$0.406250	February 13, 2013	February 28, 2013

Series L	DREPRL	$0.412500	February 13, 2013	February 28, 2013

FFO and AFFO Reporting Definitions

Funds from Operations (“FFO”): FFO is computed in accordance with standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). NAREIT defines FFO as net income (loss) excluding gains (losses) on sales of depreciable property, impairment charges related to

Duke Realty Reports Fourth Quarter and Year End 2012 Results

January 30, 2013

depreciable real estate assets, and extraordinary items (computed in accordance with generally accepted accounting principles (“GAAP”)); plus real estate related depreciation and amortization, and after similar adjustments for unconsolidated joint ventures. The company believes FFO to be most directly comparable to net income as defined by GAAP. The company believes that FFO should be examined in conjunction with net income (as defined by GAAP) as presented in the financial statements accompanying this release. FFO does not represent a measure of liquidity, nor is it indicative of funds available for the company’s cash needs, including the company’s ability to make cash distributions to shareholders.

Core Funds from Operations (“Core FFO”): Core FFO is computed as FFO adjusted for certain items that are generally non-cash in nature and that materially distort the comparative measurement of company performance over time. The adjustments include impairment charges, tax expenses or benefit related to (i) changes in deferred tax asset valuation allowances, (ii) changes in tax exposure accruals that were previously established as the result of the adoption of new accounting principles, or (iii) taxable income (loss) related to other items excluded from FFO or Core FFO (collectively referred to as “other income tax items”), gains (losses) on debt transactions, adjustments on the repurchase of preferred stock, gains (losses) on and related costs of acquisitions, and severance charges related to overhead restructuring activities. Although the company’s calculation of Core FFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs and real estate companies, the company believes it provides a meaningful supplemental measure of its operating performance.

Adjusted Funds from Operations (“AFFO”): AFFO is defined by the company as Core FFO (as defined above), less recurring building improvements and second generation capital expenditures (the leasing of vacant space that had previously been under lease by the company is referred to as second generation lease activity) and adjusted for certain non-cash items including straight line rental income, non-cash components of interest expense and stock compensation expense, and after similar adjustments for unconsolidated partnerships and joint ventures.

Same Property Performance

The company includes same-property net operating income growth as a property-level supplemental measure of performance. The company does not believe same-property net operating income growth to be a primary measure of overall company operating performance. The company utilizes same-property net income growth as a supplemental measure to evaluate property-level performance, without differentiating or making adjustment as to whether a property is consolidated or jointly controlled.

Duke Realty Reports Fourth Quarter and Year End 2012 Results

January 30, 2013

A description of the properties that are excluded from the company’s same-property measure is included on page 21 of our December 31, 2012 supplemental information.

About Duke Realty

Duke Realty owns and operates more than 145 million rentable square feet of industrial and office, including medical office, space in 18 major U.S. cities. Duke Realty is publicly traded on the NYSE under the symbol DRE and is listed on the S&P MidCap 400 Index. More information about Duke Realty is available at www.dukerealty.com.

Fourth Quarter Earnings Call and Supplemental Information

Duke Realty is hosting a conference call tomorrow, January 31, 2013, at 3:00 p.m. Eastern Time to discuss its fourth quarter operating results and 2013 guidance. All investors and other interested parties are invited to listen to the call. Access is available through the Investor Relations section of the company’s Web site.

A copy of the company’s supplemental information and a summary of the key assumptions of its 2013 Core FFO guidance will be available by 6:00 p.m. EDT today through the Investor Relations section of the company’s Web site.

Cautionary Notice Regarding Forward-Looking Statements

This news release may contain forward-looking statements within the meaning of the federal securities laws. All statements, other than statements of historical facts, including, among others, statements regarding the company’s future financial position or results, future dividends, and future performance, are forward-looking statements. Those statements include statements regarding the intent, belief or current expectations of the company, members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should,” or similar expressions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that actual results may differ materially from those contemplated by such forward-looking statements. Many of these factors are beyond the company’s abilities to control or predict. Such factors include, but are not limited to, (i) general adverse economic and local real estate conditions; (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business; (iii) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms, if at all; (iv) the company’s ability to raise capital by selling its assets; (v) changes in governmental laws and regulations; (vi) the level and volatility of interest rates and foreign currency exchange rates; (vii) valuation of joint venture investments, (viii) valuation of marketable securities and other investments; (ix) valuation of real estate; (x) increases in operating costs; (xi) changes in the dividend policy for the company’s common stock; (xii) the reduction in the company’s income in the event of multiple lease terminations by tenants; (xiii) impairment charges, (xiv) the effects of geopolitical instability and risks such as terrorist attacks; (xv) the effects of weather and natural disasters such as floods, droughts, wind, tornados and hurricanes; and (xvi) the effect of any damage to our reputation resulting from developments

Duke Realty Reports Fourth Quarter and Year End 2012 Results

January 30, 2013

relating to any of items (i) – (ix). Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the company’s filings with the Securities and Exchange Commission. The company refers you to the section entitled “Risk Factors” contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2011. Copies of each filing may be obtained from the company or the Securities and Exchange Commission.

The risks included here are not exhaustive and undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to the company, its management, or persons acting on their behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless otherwise required by law.

Contact Information:

Investors:

Ron Hubbard

317.808.6060

Media:

Helen McCarthy

317.708.8010

Duke Realty Corporation

Statement of Operations

December 31, 2012

(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Revenues:
Rental and related revenue	$220,988	$190,891	$834,369	$742,883
General contractor and service fee revenue	48,564	112,178	275,071	521,796

	269,552	303,069	1,109,440	1,264,679

Expenses:
Rental expenses	42,335	36,909	153,135	144,617
Real estate taxes	28,715	22,791	113,643	102,277
General contractor and other services expenses	45,351	101,299	254,870	480,480
Depreciation and amortization	98,220	85,596	375,965	326,226

	214,621	246,595	897,613	1,053,600

Other operating activities:
Equity in earnings of unconsolidated companies	618	(1,325)	4,674	4,565
Gain on sale of properties	99	1,638	344	68,549
Undeveloped land carrying costs	(2,223)	(1,913)	(8,829)	(8,934)
Impairment charges	—	(12,931)	—	(12,931)
Other operating expenses	(42)	(1,066)	(633)	(1,237)
General and administrative expenses	(14,057)	(13,876)	(46,424)	(43,107)

	(15,605)	(29,473)	(50,868)	6,905

Operating income	39,326	27,001	160,959	217,984

Other income (expenses):
Interest and other income, net	120	115	514	658
Interest expense	(62,977)	(54,937)	(245,170)	(220,455)
Acquisition-related activity	(1,629)	337	(4,192)	(1,188)

Loss from continuing operations before income taxes	(25,160)	(27,484)	(87,889)	(3,001)
Income tax benefit	0	0	103	194

Loss from continuing operations	(25,160)	(27,484)	(87,786)	(2,807)

Discontinued operations:
Income (loss) before gain on sales	391	3,253	(1,549)	(1,766)
Gain on sale of depreciable properties	2,288	84,478	13,467	100,882

Income from discontinued operations	2,679	87,731	11,918	99,116

Net income (loss)	(22,481)	60,247	(75,868)	96,309
Dividends on preferred shares	(11,082)	(14,006)	(46,438)	(60,353)
Adjustments for redemption/repurchase of preferred shares	—	—	(5,730)	(3,796)
Net (income) loss attributable to noncontrolling interests	520	(1,276)	1,891	(744)

Net income (loss) attributable to common shareholders	($33,043)	$44,965	($126,145)	$31,416

Basic net income (loss) per common share:
Continuing operations attributable to common shareholders	($0.13)	($0.16)	($0.53)	($0.27)
Discontinued operations attributable to common shareholders	$0.01	$0.33	$0.05	$0.38

Total	($0.12)	$0.17	($0.48)	$0.11

Diluted net income (loss) per common share:
Continuing operations attributable to common shareholders	($0.13)	($0.16)	($0.53)	($0.27)
Discontinued operations attributable to common shareholders	$0.01	$0.33	$0.05	$0.38

Total	($0.12)	$0.17	($0.48)	$0.11

Duke Realty Corporation

Statement of Funds From Operations

December 31, 2012

(In thousands, except per share amounts)

	Three Months Ended
	December 31,
	(Unaudited)
	2012			2011
		Wtd.			Wtd.
		Avg.	Per		Avg.	Per
	Amount	Shares	Share	Amount	Shares	Share
Net Income (Loss) Attributable to Common Shareholders	($33,043)			$44,965
Less: Dividends on participating securities	(689)			(825)

Net Income (Loss) Per Common Share- Basic	(33,732)	276,081	($0.12)	44,140	252,922	$0.17
Add back:
Noncontrolling interest in earnings of unitholders	—	—		1,228	6,950
Other potentially dilutive securities		—			—

Net Income (Loss) Attributable to Common Shareholders- Diluted	($33,732)	276,081	($0.12)	$45,368	259,872	$0.17

Reconciliation to Funds From Operations (“FFO”)
Net Income (Loss) Attributable to Common Shareholders	($33,043)	276,081		$44,965	252,922
Adjustments:
Depreciation and amortization	99,081			93,250
Company share of joint venture depreciation and amortization	8,694			8,889
Earnings from depreciable property sales-wholly owned, discontinued operations	(2,288)			(84,478)
Earnings from depreciable property sales-wholly owned, continuing operations	(99)			(1,638)
Earnings from depreciable property sales-JV	158			—
Noncontrolling interest share of adjustments	(1,696)			(438)

Funds From Operations- Basic	70,807	276,081	$0.26	60,550	252,922	$0.24
Noncontrolling interest in loss of unitholders	(537)	4,493		1,228	6,950
Noncontrolling interest share of adjustments	1,696			438
Other potentially dilutive securities		3,428			3,550

Funds From Operations- Diluted	$71,966	284,002	$0.25	$62,216	263,422	$0.24
Impairment charges	—			12,931
Acquisition-related activity	1,629			(337)
Overhead restructuring charges	2,664			3,407

Core Funds From Operations- Diluted	$76,259	284,002	$0.27	$78,217	263,422	$0.30

Adjusted Funds From Operations
Core Funds From Operations- Diluted	$76,259	284,002	$0.27	$78,217	263,422	$0.30
Adjustments:
Straight-line rental income	(5,020)			(5,956)
Amortization of above/below market rents and concessions	3,114			3,303
Stock based compensation expense	2,472			2,254
Noncash interest expense	2,413			1,521
Second generation concessions	(180)			(300)
Second generation tenant improvements	(9,341)			(13,525)
Second generation leasing commissions	(6,291)			(7,599)
Building improvements	(3,018)			(5,687)

Adjusted Funds From Operations- Diluted	$60,408	284,002	$0.21	$52,228	263,422	$0.20

	Twelve Months Ended
	December 31,
	(Unaudited)
	2012			2011
		Wtd.			Wtd.
		Avg.	Per		Avg.	Per
	Amount	Shares	Share	Amount	Shares	Share
Net Income (Loss) Attributable to Common Shareholders	($126,145)			$31,416
Less: Dividends on participating securities	(3,075)			(3,243)

Net Income (Loss) Per Common Share- Basic	(129,220)	267,900	($0.48)	28,173	252,694	$0.11
Add back:
Noncontrolling interest in earnings of unitholders	—	—		859	6,904
Other potentially dilutive securities		—			—

Net Income (Loss) Attributable to Common Shareholders- Diluted	($129,220)	267,900	($0.48)	$29,032	259,598	$0.11

Reconciliation to Funds From Operations (“FFO”)
Net Income (Loss) Attributable to Common Shareholders	($126,145)	267,900		$31,416	252,694
Adjustments:
Depreciation and amortization	379,419			385,679
Company share of joint venture depreciation and amortization	34,702			33,687
Earnings from depreciable property sales-wholly owned, discontinued operations	(13,467)			(100,882)
Earnings from depreciable property sales-wholly owned, continuing operations	(344)			(68,549)
Earnings from depreciable property sales-JV	(1,907)			(91)
Noncontrolling interest share of adjustments	(7,054)			(6,644)

Funds From Operations- Basic	265,204	267,900	$0.99	274,616	252,694	$1.09
Noncontrolling interest in income (loss) of unitholders	(2,273)	4,829		859	6,904
Noncontrolling interest share of adjustments	7,054			6,644
Other potentially dilutive securities		3,276			3,588

Funds From Operations- Diluted	$269,985	276,005	$0.98	$282,119	263,186	$1.07
Adjustments for redemption/repurchase of preferred shares	5,730			3,796
Impairment charges	—			12,931
Acquisition-related activity	4,192			1,188
Other income tax items	(103)			(194)
Overhead restructuring charges	2,664			3,407

Core Funds From Operations- Diluted	$282,468	276,005	$1.02	$303,247	263,186	$1.15

Adjusted Funds From Operations
Core Funds From Operations- Diluted	$282,468	276,005	$1.02	$303,247	263,186	$1.15
Adjustments:
Straight-line rental income	(24,759)			(28,622)
Amortization of above/below market rents and concessions	8,867			12,731
Stock based compensation expense	12,940			12,596
Noncash interest expense	9,337			11,261
Second generation concessions	(1,113)			(3,010)
Second generation tenant improvements	(28,258)			(54,409)
Second generation leasing commissions	(25,027)			(36,746)
Building improvements	(6,842)			(11,443)

Adjusted Funds From Operations- Diluted	$227,613	276,005	$0.82	$205,605	263,186	$0.78

Duke Realty Corporation

Balance Sheet

December 31, 2012

(In thousands, except per share amounts)

	December 31,	December 31,
	2012	2011
ASSETS:

Rental Property	$6,708,250	$6,038,107
Less: Accumulated Depreciation	(1,296,685)	(1,127,595)
Construction in Progress	234,918	44,497
Undeveloped Land	614,208	622,635

Net Real Estate Investments	6,260,691	5,577,644

Cash	33,889	213,809
Accounts Receivable	22,367	22,428
Straight-line Rents Receivable	120,383	108,392
Receivables on Construction Contracts	39,754	40,247
Investments in and Advances to Unconsolidated Companies	372,256	364,859
Deferred Financing Costs, Net	40,083	42,268
Deferred Leasing and Other Costs, Net	503,527	463,983
Escrow Deposits and Other Assets	167,151	170,807

Total Assets	$7,560,101	$7,004,437

LIABILITIES AND EQUITY:

Secured Debt	$1,167,953	$1,173,233
Unsecured Notes	2,993,217	2,616,063
Unsecured Lines of Credit	285,000	20,293
Construction Payables and Amounts due to Subcontractors	84,679	55,916
Accrued Real Estate Taxes	74,648	69,470
Accrued Interest	59,215	58,904
Accrued Expenses	57,892	60,230
Other Liabilities	168,577	131,735
Tenant Security Deposits and Prepaid Rents	42,802	38,935

Total Liabilities	4,933,983	4,224,779

Preferred Stock	625,638	793,910
Common Stock and Additional Paid-in Capital	3,956,291	3,597,117
Accumulated Other Comprehensive Income	2,691	987
Distributions in Excess of Net Income	(1,993,206)	(1,677,328)

Total Shareholders’ Equity	2,591,414	2,714,686

Noncontrolling Interest	34,704	64,972

Total Liabilities and Equity	$7,560,101	$7,004,437